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                                                                 EXHIBIT (A)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

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
                                                                                                                    NINE MONTHS
                                                                   YEAR ENDED 30 SEPTEMBER                          ENDED30 JUNE
                                                 -----------------------------------------------------------        -------------
                                                   1990         1991         1992        1993         1994              1995
                                                 --------     --------     --------    --------     --------        -------------
EARNINGS:                                                        (DOLLAR AMOUNTS IN MILLIONS)

Income before extraordinary item and the
  cumulative effect of accounting
  changes:                                         $229.9       $248.9        $277.0      $200.9       $233.5           $275.4

Add (deduct):
  Provision for income taxes                        107.7        113.9         130.8       103.0         95.2            142.9

  Fixed charges, excluding capitalized
    interest                                        112.2        121.8         133.4       127.3        127.1            111.5

  Capitalized Interest amortized during
    the period                                        6.6          6.7           7.5         7.7          8.0              5.5

  Undistributed earnings of less-than-
    fifty-percent-owned affiliates                  (12.0)        (8.6)        (12.5)       (8.1)        (2.8)           (12.4)
                                                   ------       ------        ------      ------       ------           ------

    Earnings, as adjusted                          $444.4       $482.7        $536.2      $430.8       $461.0           $522.9
                                                   ======       ======        ======      ======       ======           ======

FIXED CHARGES:

Interest on indebtedness, including
  capital lease obligations                        $104.5       $112.8        $125.1      $118.6       $118.2           $103.2

Capitalized interest                                 26.6         28.7           4.1         6.3          9.7             12.2

Amortization of debt discount premium and
  expense                                             1.3          2.1            .8          .7           .8               .7

Portion of rents under operating leases
  representative of the interest factor               6.4          6.9           7.5         8.0          8.1              7.6
                                                   ------       ------        ------      ------       ------           ------

    Fixed charges                                  $138.8       $150.5        $137.5      $133.6       $136.8           $123.7
                                                   ======       ======        ======      ======       ======           ======

RATIO OF EARNINGS TO FIXED CHARGES:                   3.2          3.2           3.9         3.2          3.4              4.2
                                                   ======       ======        ======      ======       ======           ======
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